Exhibit 99.1

Contacts: William R. Gargiulo, Jr. 231.526.1244 Michele Greco, CFO 312.595.9123

The Female Health Company Appoints Martin Tayler
Executive Vice President of Global Operations

CHICAGO, (September 15, 2014) - The Female Health Company (NASDAQ-CM: FHCO), today announced that Martin Tayler will join the Company's management team as Executive Vice President of Global Operations effective September 15, 2014.  The Company also announced that Michael Pope will retire from his position as Vice President, U.K. and Malaysian Operations, effective September 15, 2014.  Following his retirement, Mr. Pope will continue his affiliation with the Company as a Consultant.

Prior to joining The Female Health Company (FHC), Mr. Tayler had an extensive career in medical device operations leadership with SSL International PLC, a manufacturer of healthcare products under the Durex and Dr Scholl’s brands among others, and later with Reckitt Benckiser Group plc, a consumer health and hygiene company.  During his tenure with SSL and Reckitt Benckiser, Martin was responsible for a variety of operations, functions and facilities in various countries, including oversight of the design, construction and ultimate operation of one of the world's largest condom manufacturing facilities in China.

 “We consider ourselves extremely fortunate that Martin is joining the FHC leadership team", stated Karen King, President and Chief Executive Officer of FHC.  "We believe his extensive global operations leadership experience and knowledge of relevant markets and products will contribute greatly to the future success of our Company.  I would also like to acknowledge and sincerely thank Mike Pope for his invaluable contributions to the Company over the past 24 years.  We are delighted that Mike will continue to be a part of our advisory team going forward.”

About the Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2). Since the Company began distributing FC2 in 2007, it has been shipped to 144 other countries.  The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in a number of countries around the world. The patents cover the key aspects of FC2, including its overall design and manufacturing process.  The FC2 Female Condom® is the only currently available female-controlled product approved by the FDA that offers dual protection against sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy. The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

The statements in this release which are not historical facts are forward-looking statements based upon the Company's current plans and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, including such things as product demand and market acceptance; the economic and business environment and the impact of government pressures; currency risks; capacity; efficiency and supply constraints; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings.  Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com